Exhibit 99.1

Panbela Provides Business Update and Reports Q2 2022 Financial Results

MINNEAPOLIS -- Panbela Therapeutics, Inc. (Nasdaq: PBLA), a clinical stage company developing disruptive therapeutics for the treatment of patients with urgent unmet medical needs, today provides a business update and reports financial results for the quarter ended June 30, 2022. Management is hosting an earnings conference call today at 4:30 p.m. ET.

The second quarter was marked by meaningful progress.

Q2 and Recent Highlights:

●	First Patient Enrolled in its Aspire Trial.

●	Received approval from the Australian Human Research Ethics Committee (HREC) to expand the company’s global clinical trial to Australia.

●	Closed on the acquisition of Cancer Prevention Pharmaceuticals, Inc. (CPP).

●	Hosted a virtual R&D Day on the company’s investigational drug, ivospemin (SBP-101), as a polyamine metabolism modulator in ovarian cancer.

●

Poster presentation highlighting the results for ivospemin (SBP-101) as a polyamine metabolism modulator in ovarian cancer at the American Association for Cancer Research (AACR) in April 2022. The work reflects the company’s ongoing collaboration with Johns Hopkins University School of Medicine.

“Through the second quarter we significantly increased our addressable market at Panbela. First, during the quarter we closed on our definitive agreement to acquire CPP. The combined entity targets an estimated $5 billion aggregated market opportunity. Additionally, we presented ovarian cancer data at AACR, supporting SBP-101’s potential use beyond our first indication, pancreatic cancer,” said Jennifer K. Simpson, PhD, MSN, CRNP, President & Chief Executive Officer of Panbela. “Via our acquisition of CPP and organic operational advancements, Panbela now has a diversified pipeline, with an ability to hit multiple targets. The development programs now consists of the randomized, double-blind, placebo controlled trial in first line metastatic pancreatic cancer patients, and a Phase III clinical trial funded by the National Cancer Institute (the “NCI”) for the study of colon cancer risk reduction and colon adenoma therapy (“CAT”). Additional programs are evaluating a single agent tablet eflornithine (CPP-1X) or high dose powder eflornithine sachet (CPP-1X-S) for several indications including prevention of gastric cancer and treatment of high risk refractory neuroblastoma. As we now have programs ranging from pre-clinical to registration studies, including a lead asset with a fully funded registration trial scheduled to begin in early 2023, we expect a steady flow of achievements.”

During the second half of 2022, we expect to announce final data from our Phase I untreated metastatic pancreatic cancer study, and the opening of a neoadjuvant pancreatic cancer investigator-initiated trial with ivospemin (SBP-101). With the closing of the CPP transaction, we also anticipate achieving additional milestones during the remainder of 2022 that will reflect the increased flow of planned development activity and data. These milestones include initiation of a Phase I/II program in non-small cell lung cancer and a Phase II study in Type I onset Diabetes.

Second quarter ended June 30, 2022 Financial Results

General and administrative expenses were $1.3 million in the second quarter of 2022, compared to $1.2 million in the second quarter of 2021. The change is due primarily to legal fees, associated with the acquisition of CPP.

Research and development expenses were $20.0 million in the second quarter of 2022, inclusive of a one-time, non-cash expense of $17.7 million. This expense was the write-off of in process research and development (or IPR&D). The company has accounted for the acquisition of CPP as an asset purchase. IPR&D represents the asset purchased and asset acquisition accounting requires writing off this asset immediately after the acquisition. The remaining R&D expense in the quarter of approximately $2.3 million compares to $1.0 million in the second quarter of 2021. This is related to an increase in spending on our clinical studies.

Net loss in the second quarter of 2022 was $21.1 million, or $1.51 per diluted share, compared to a net loss of $2.2 million, or $0.22 per diluted share, in the second quarter of 2021.

Total cash was $2.5 million as of June 30, 2022. Total current assets were $3.5 million and current liabilities were $6.2million as of the same date. Also at June 30, 2022, total noncurrent assets, consisting of cash deposits held by our contract research organization, were $3.1 million. New notes payable on the balance sheet, the result of the acquisition of CPP, totaled approximately $6.9 million. Current portion of the notes payable plus accrued interest totaled approximately $1.7 million.

Conference Call Information

To participate in this event, dial approximately 5 to 10 minutes before the beginning of the call.

Date: August 15, 2022
Time: 4:30 PM Eastern Time
Toll Free: 888-506-0062; Access Code: 429849
International: 973-528-0011; Access Code: 429849

Webcast Link: https://www.webcaster4.com/Webcast/Page/2556/45649

Conference Call Replay Information

Toll Free: 877-481-4010
International: 919-882-2331
Replay Passcode: 45649

Replay Webcast Link: https://www.webcaster4.com/Webcast/Page/2556/45649

About our Pipeline

The pipeline consists of assets currently in clinical trials with an initial focus on familial adenomatous polyposis (FAP), first-line metastatic pancreatic cancer, neoadjuvant pancreatic cancer, colorectal cancer prevention and ovarian cancer. The combined development programs have a steady cadence of news flow with programs ranging from pre-clinical to registration studies.

SBP-101

SBP-101 is a proprietary polyamine analogue designed to induce polyamine metabolic inhibition (PMI) by exploiting an observed high affinity of the compound for pancreatic ductal adenocarcinoma and other tumors. The molecule has shown signals of tumor growth inhibition in clinical studies of US and Australian metastatic pancreatic cancer patients, demonstrating a median overall survival (OS) of 14.6 months which is final, and an objective response rate (ORR) of 48%, both exceeding what is seen typically with the standard of care of gemcitabine + nab-paclitaxel suggesting potential complementary activity with the existing FDA-approved standard chemotherapy regimen. In data evaluated from clinical studies to date, SBP-101 has not shown exacerbation of bone marrow suppression and peripheral neuropathy, which can be chemotherapy-related adverse events. Serious visual adverse events have been evaluated and patients with a history of retinopathy or at risk of retinal detachment will be excluded from future SBP-101 studies. The safety data and PMI profile observed in the current Panbela sponsored clinical trial provides support for continued evaluation of SBP-101 in a randomized clinical trial. For more information, please visit https://clinicaltrials.gov/ct2/show/NCT03412799

Flynpovi™

Flynpovi is a combination of CPP-1X (eflornithine) and sulindac with a dual mechanism inhibiting polyamine synthesis and increasing polyamine export and catabolism. In a Phase 3 clinical trial in patients with sporadic large bowel polyps, the combination prevented > 90% subsequent pre-cancerous sporadic adenomas versus placebo. Focusing on FAP patients with lower gastrointestinal tract anatomy in the recent Phase 3 trial comparing Flynpovi to single agent eflornithine and single agent sulindac, FAP patients with lower GI anatomy (patients with an intact colon, retained rectum or surgical pouch), Flynpovi showed statistically significant benefit compared to both single agents (p≤0.02) in delaying surgical events in the lower GI for up to four years. The safety profile for Flynpovi did not significantly differ from the single agents and supports the continued evaluation of Flynpovi for FAP.

CPP-1X

CPP-1X (eflornithine) is being developed as a single agent tablet or high dose power sachet for several indications including prevention of gastric cancer, treatment of neuroblastoma and recent onset Type 1 diabetes. Preclinical studies as well as Phase 1 or Phase 2 investigator-initiated trials suggest that CPP-1X treatment is well tolerated and has potential activity.

About Panbela

Panbela Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing disruptive therapeutics for patients with urgent unmet medical needs. The company’s lead assets are SBP-101 and Flynpovi. Further information can be found at www.panbela.com. Panbela Therapeutics, Inc. common stock is listed on The Nasdaq Stock Market LLC under the symbol PBLA.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements,” including within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “believe,” “design,” “expect,” “feel,” “intend,” “may,” “plan,” “scheduled,” and “will.” Examples of forward-looking statements include statements we make regarding results of collaborations with third parties, future milestones, and future studies. All statements other than statements of historical fact are statements that should be deemed forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially and adversely from the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) our ability to obtain additional funding to execute our business and clinical development plans; (ii) progress and success of our clinical development program; (iii) the impact of the current COVID-19 pandemic on our ability to conduct our clinical trials; (iv) our ability to demonstrate the safety and effectiveness of our product candidates: SBP-101 and eflornithine (v) our reliance on a third party for the execution of the registration trial for our product candidate Flynpovi; (vi) our ability to obtain regulatory approvals for our product candidates, ivospemin (SBP-101) and eflornithine (CPP-1X) in the United States, the European Union or other international markets; (vii) the market acceptance and level of future sales of our product candidates, ivospemin (SBP-101) and eflornithine (CPP-1X); (viii) the cost and delays in product development that may result from changes in regulatory oversight applicable to our product candidates, ivospemin (SBP-101) and eflornithine (CPP-1X); (ix) the rate of progress in establishing reimbursement arrangements with third-party payors; (x) the effect of competing technological and market developments; (xi) the costs involved in filing and prosecuting patent applications and enforcing or defending patent claims; and (xii) such other factors as discussed Item 1A under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, any additional risks presented in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Any forward-looking statement made by us in this press release is based on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement or reasons why actual results would differ from those anticipated in any such forward-looking statement, whether written or oral, whether as a result of new information, future developments or otherwise.

Contact Information:

Investors:
James Carbonara
Hayden IR
(646) 755-7412
james@haydenir.com

Media:
Tammy Groene
Panbela Therapeutics, Inc.
(952) 479-1196
IR@panbela.com

Panbela Therapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss (unaudited)

(In thousands, except share and per share amounts)

	Three months ended March 31,			Six months ended June 30,
	2022	2021	Percent Change	2022	2021	Percent Change
Operating expenses:
General and administrative	$1,258	$1,241	1.4%	$3,053	$2,391	27.7%
Research and development	20,028	985	1933.3%	22,236	2,084	967.0%
Operating loss	(21,286)	(2,226)	856.2%	(25,289)	(4,475)	465.1%

Other income (expense):
Interest income	2	0	-	2	-	-
Interest expense	(16)	(4)	300.0%	(20)	(7)	185.7%
Other income (expense)	(848)	(148)	473.0%	(536)	(269)	99.3%
Total other income (expense)	(862)	(152)	467.1%	(554)	(276)	100.7%

Loss before income tax benefit	(22,148)	(2,378)	831.4%	(25,843)	(4,751)	443.9%

Income tax benefit	18	192	-90.6%	47	308	-84.7%

Net loss	(22,130)	(2,186)	912.4%	(25,796)	(4,443)	480.6%
Foreign currency translation adjustment	813	140	480.7%	514	239	115.1%
Comprehensive Loss	$(21,317)	$(2,046)	941.9%	$(25,282)	$(4,204)	501.4%

Basic and diluted net loss per share	$(1.51)	$(0.22)	586.4%	$(1.84)	$(0.44)	318.2%
Weighted average shares outstanding - basic and diluted	14,654,102	10,092,995	45.2%	14,049,910	9,989,705	40.6%

Panbela Therapeutics, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands, except share amounts)

	June 30, 2022	December 31, 2021
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$2,530	$11,867
Prepaid expenses and other current assets	567	91
Income tax receivable	359	321
Total current assets	3,456	12,279
Deposits held for clinical trial costs	3,101	593
Total assets	$6,557	$12,872

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$3,211	$640
Accrued expenses	1,274	2,020
Accrued interest payable	66	-
Notes payable	650	-
Debt, current portion	1,000	-
Total current liabilities	6,201	2,660

Debt, net of current portion	5,194	-
Total non current liabilities	5,194	-

Total liabilities	11,395	2,660

Stockholders' (deficit) equity:
Preferred stock, $0.001 par value; 10,000,000 authorized; no shares issued or outstanding as of June 30, 2022 and December 31, 2021	-	-
Common stock, $0.001 par value; 100,000,000 authorized; 20,774,045 and 13,443,722 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	21	13
Additional paid-in capital	76,451	66,227
Accumulated deficit	(81,957)	(56,161)
Accumulated comprehensive income	647	133
Total stockholders' (deficit) equity	(4,838)	10,212
Total liabilities and stockholders' (deficit) equity	$6,557	$12,872

Panbela Therapeutics, Inc.

Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(25,796)	$(4,443)
Adjustments to reconcile net loss to net cash used in operating activities:
Write off of in process research and development (IPR&D)	17,737	-
Stock-based compensation	627	616
Non-cash interest expense	13	-
Changes in operating assets and liabilities:
Income tax receivable	(33)	(251)
Prepaid expenses and other current assets	(219)	130
Deposits held for clinical trial costs	(2,561)	-
Accounts payable	2,483	484
Accrued liabilities	(931)	(194)
Net cash used in operating activities	(8,680)	(3,658)
Cash flows from investing activities:
Investment in IPR&D	(659)	-
Cash aquired in merger	4	-
Net cash used in investing activities	(655)	-
Cash flows from financing activities:
Proceeds from exercise of stock purchase warrants	-	1,042
Net cash provided by financing activities	-	1,042

Effect of exchange rate changes on cash	(2)	(1)

Net change in cash	(9,337)	(2,617)
Cash and cash equivalents at beginning of period	11,867	9,022
Cash and cash equivalents at end of period	$2,530	$6,405

Supplemental disclosure of cash flow information:
Cash paid during period for interest	$7	$7

Supplemental Disclosure of non-cash transactions:
Fair value of common stock, stock options and stock warrants issued as consideration for asset acquisition	$9,605	$-